UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 26, 2005

Bone Care International, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-27854	39-1527471

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Aspen Commons, Suite 900 Middleton, Wisconsin	53562
(Address of principal executive offices)	(Zip Code)

(608) 662-7800
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

     On May 4, 2005, Bone Care International (“Bone Care”) announced that it had entered into a merger agreement (the “Merger Agreement”) providing for the merger (the “Merger”) of Bone Care with a subsidiary of Genzyme Corporation (“Genzyme”) in a transaction pursuant to which each share of Bone Care’s common stock outstanding immediately prior to the Merger will be converted into the right to receive $33.00 in cash.

     On May 26, 2005, Bone Care was named as a defendant in a putative shareholder class action filed in the Circuit Court for Dane County, Wisconsin: Freeport Partners LLC v. Bone Care International, Inc., et. al., Case No. 05-CV-1719. The complaint purports to have been filed by a shareholder of Bone Care who seeks to maintain the suit as a class action on behalf of Bone Care’s public shareholders against Bone Care, the members of Bone Care’s Board of Directors, and Genzyme. The complaint alleges that the members of Bone Care’s Board of Directors breached their fiduciary duties to the plaintiff and Bone Care’s other public shareholders by negotiating the Merger Agreement and agreeing to the Merger at a price that the plaintiff claims to be inadequate. The complaint also alleges defects in the definitive proxy materials relating to the Merger Agreement that Bone Care filed with the Securities and Exchange Commission on May 25, 2005. The plaintiff seeks, among other things, to enjoin or rescind the Merger, unspecified damages and other monetary relief.

     Bone Care does not believe that the claims made by the plaintiff are meritorious and intends to vigorously contest them.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cased this report to be signed on its behalf by the undersigned thereunto duly authorized.

BONE CARE INTERNATIONAL, INC.
Date: June 6, 2005	By:	/s/ Brian J. Hayden
		Name:	Brian J. Hayden
		Title:	VP Finance

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